Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2013 and

Reaffirms Full Year 2013 Guidance

CONCORD, NC (May 1, 2013) - Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2013 total revenues of $84.2 million and a loss from continuing operations of $1.3 million or $0.03 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2013 earnings guidance of $0.90 to $1.10 per diluted share from continuing operations, excluding certain charges described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by the ongoing weak economic conditions, including high unemployment and high fuel, food and health-care costs.

First Quarter Comparison:

•	Total revenues were $84.2 million in 2013 compared to $84.8 million in 2012

•	Loss from continuing operations was $1.3 million or $0.03 per diluted share in 2013 compared to $118,000 or $0.00 per diluted share in 2012

•	Net loss was $1.4 million or $0.03 per diluted share in 2013 compared to $146,000 or $0.00 per diluted share in 2012

Significant 2013 First Quarter Racing Events

•	Las Vegas Motor Speedway - NASCAR Kobalt Tools 400 Sprint Cup and Sam’s Town 300 Nationwide Series racing events

•	Bristol Motor Speedway - NASCAR Food City 500 Sprint Cup and Jeff Foxworthy’s Grit Chips 300 Nationwide Series racing events

2013 Earnings Guidance

The Company reiterated that first quarter 2013 results are consistent with its previous full year 2013 earnings guidance of $0.90-$1.10 per diluted share from continuing operations, excluding non-recurring charges. The range of earnings guidance reflects the continuing negative impact of difficult and uncertain economic conditions. Higher fuel, health-care and food costs and unemployment, among other items, could significantly impact our future results.

The Company issued additional Senior Notes due 2019 and amended and restated its Credit Facility in the first quarter 2013, and plans to redeem all outstanding Senior Notes due 2016 in the second quarter 2013. The Company anticipates reflecting a sizable non-recurring charge in the second quarter 2013 for early redemption premium, unamortized net deferred loan costs and issuance discount, and settlement payment and transaction costs associated with the former debt arrangement. The foregoing guidance excludes such charge.

Dividends and Stock Repurchase Program

On February 13, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 15, 2013 to shareholders of record as of March 1, 2013. On April 16, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 7, 2013 to shareholders of record as of May 17, 2013. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2013, the Company repurchased 30,000 shares of common stock for approximately $519,000 under its previously announced stock repurchase program. As of March 31, 2013, the Company has repurchased 3,786,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program as currently authorized is 214,000.

Comments

“SMI’s first quarter results, while within our expectations, continue to reflect the ongoing difficult economic conditions,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Along with our intensifying marketing focus, we continue to position SMI for renewed growth by strengthening our long-term financial condition and cash flows with significant reductions in debt service and capital spending. We are increasingly investing in technology and promotional efforts to win over the next generation of race fans, particularly targeted on families, kids and first-time fans. While always striving to provide our fans and customers with race entertainment value second to none, SMI is improving the before and after race experience. We continue to dramatically shorten travel times, gain traction with local and regional lodging proprietors to lower prices and reduce or eliminate minimum stays, and provide new exciting pre-race entertainment activities, all to attract and benefit our fans.

“Corporate track rentals and driving school activities are increasing, as well as interest in our other promotional activities and facilities use. Most of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2013, and many for years beyond, are already sold. We continue to believe attendance and other event related revenue trends are finally stabilizing, with some markets recovering slower than anticipated because of the ongoing recession and political uncertainty. We are able to reduce capital spending because of our investment in modern facilities over the past several years, which allows us to focus spending on fan generating and customer service initiatives without straining our financial resources. As the economy improves, combined with our increasing financial strength and expanding marketing efforts, SMI is positioning itself for renewed long-term growth.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “Many positive industry improvements and factors are converging that provide tremendous marketing and growth opportunities for SMI and our NASCAR industry. For instance, the television ratings for NASCAR’s Sprint Cup Series are strong, the remodeled “Gen-6” Sprint Cup cars are being well received, and the new NASCAR eight-year, multi-platform broadcasting and digital rights agreement with FOX Sports Media Group. SMI’s and NASCAR’s efforts to attract new and younger fans, including untapped demographics, are expanding with new innovative marketing programs. We are confident in NASCAR’s efforts to improve on-track racing and rekindle the competitive excitement that our fans rightly deserve. These factors all bode well for NASCAR’s ongoing contract negotiations to broadcast the remaining portions of our sport’s season.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international /

local). The reference number is 50851305. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 12:00 PM (ET) May 1st through 11:59 PM (ET) May 15th. The reference number is 50851305. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2013 and 2012

(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2013	3/31/2012

Revenues:
Admissions	$21,756	$22,469
Event related revenue	23,789	24,702
NASCAR broadcasting revenue	30,439	29,433
Other operating revenue	8,238	8,198

Total Revenues	84,222	84,802

Expenses and Other:
Direct expense of events	15,209	14,989
NASCAR purse and sanction fees	19,286	18,755
Other direct operating expense	4,981	5,054
General and administrative	22,117	21,879
Depreciation and amortization	13,741	13,916
Interest expense, net	10,910	10,436
Other expense (income), net	110	(46)

Total Expenses and Other	86,354	84,983

Loss from Continuing Operations Before Income Taxes	(2,132)	(181)
Income Tax Provision	799	63

Loss from Continuing Operations	(1,333)	(118)
Loss from Discontinued Operation, Net of Taxes	(35)	(28)

Net Loss	($1,368)	($146)

Basic Loss Per Share:
Continuing Operations	($0.03)	($0.00)
Discontinued Operation	(0.00)	(0.00)

Net Loss	($0.03)	($0.00)

Weighted average shares outstanding	41,427	41,443

Diluted Loss Per Share:
Continuing Operations	($0.03)	($0.00)
Discontinued Operation	(0.00)	(0.00)

Net Loss	($0.03)	($0.00)

Weighted average shares outstanding	41,438	41,451

Major NASCAR-sanctioned Events Held During Period	4	4

BALANCE SHEET DATA	3/31/2013	12/31/2012

Cash and cash equivalents	$122,052	$106,408
Total current assets	211,709	162,002
Property and equipment, net	1,137,029	1,148,418
Goodwill and other intangible assets, net	533,689	533,689
Total assets	1,919,946	1,877,113

Deferred race event and other income, net	93,177	58,492
Total current liabilities	140,841	113,670
Credit facility revolving and term loan borrowings	—	95,000
Total long-term debt	530,725	521,259
Total liabilities	1,070,096	1,019,237
Total stockholders’ equity	849,850	857,876